Exhibit 99.1

The Empire District Electric Company Third Quarter 2012 Earnings Report, Declaration of Dividend and Earnings Guidance Update

JOPLIN, Mo.--(BUSINESS WIRE)--October 25, 2012--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.25 per share on common stock payable December 17, 2012, to holders of record as of December 3, 2012. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2012.

Highlights

  The Company reported consolidated earnings for the third quarter of 2012 of $25.5 million, or $0.60 per share. Third quarter 2012 results were relatively unchanged from 2011 same quarter earnings of $25.2 million, or $0.60 per share. Earnings for the twelve months ended September 30, 2012 were $54.7 million, or $1.30 per share, compared to earnings of $54.7 million, or $1.31 per share for the 2011 twelve month period.
  Electric revenues decreased $4.9 million, but electric gross margin (revenues less fuel and purchased power costs) increased $1.4 million when comparing quarter over quarter results. Weather impacts reduced revenues and margin as weather in the third quarter of 2012 was warmer than normal yet milder than the near-record heat of the 2011 quarter. Fuel-related revenues were also lower this quarter. Customer counts improved since the May 2011 tornado, and a change in our unbilled revenue estimate more than offset the decreased revenues from weather, increasing quarter over quarter margin. Total Company after tax gross margin increased $0.02 per share during the third quarter of 2012 compared to the 2011 period. Increased operating and maintenance expenses during the third quarter of 2012 reduced earnings per share. However, the increased operating and maintenance expenses were offset by lower interest charges, resulting in flat earnings per share quarter over quarter.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended September 30, 2012
	Electric	Gas	Other*	Consolidated
Revenues	$152,730	$4,999	$1,621	$159,202
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	48,036	1,251	––	49,287
Other Operating Expenses	70,177	3,216	1,388	74,633
Operating Income	34,517	532	233	35,282
Net Income	$25,705	$(399)	$236	$25,542
Earnings Per Weighted-Average Share, Basic and Diluted				$0.60

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended September 30, 2011
	Electric	Gas	Other*	Consolidated
Revenues	$157,619	$5,052	$1,761	$164,284
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	54,316	1,225	––	55,541
Other Operating Expenses	67,944	3,310	1,187	72,293
Operating Income	35,359	517	574	36,450
Net Income	$25,276	$(427)	$335	$25,184
Earnings Per Weighted-Average Share, Basic and Diluted				$0.60

* Excludes intercompany eliminations.

Third Quarter Electric Segment Results

Total electric segment revenues decreased during the 2012 quarter compared to 2011 by approximately $4.9 million. Weather impacts reduced revenues quarter over quarter. In terms of Cooling Degree Days, the third quarter 2012 was warmer than normal, driven by the month of July, which was the second warmest in the past thirty-plus years and fourth warmest in our service territory since weather data was first recorded on a national basis. Despite the extremely warm July, the third quarter 2012 was milder than the near-record warm third quarter of 2011, resulting in a weather-related decrease in revenues of approximately $7.8 million when compared to the 2011 quarter. Although new electric rates were in effect in each of our jurisdictions during the third quarter of 2012 and 2011, fuel-related revenues decreased approximately $3.6 million due to declining gas fuel prices and the associated return of over recovered fuel costs to our customers through electric rates as prescribed in our fuel adjustment mechanisms.

Our system-wide total customer count at September 30, 2012, including the effects of the May 2011 tornado, is down approximately 1,200 customers from the pre-storm level. Although still below the customer count levels prior to the tornado, higher average customer counts during the third quarter of 2012 compared to the third quarter of 2011 increased revenues an estimated $3.7 million, as electric customers continue to return to our system following the tornado. This increase, along with a change in the Company’s estimate for unbilled revenue which contributed approximately $3.0 million to revenues and margin during the 2012 quarter, more than offset the negative weather impact described above, increasing margins. Off-system and miscellaneous revenues were relatively unchanged during the quarter.

Total electric fuel and purchased power expenses for the quarter decreased approximately $6.3 million compared to the 2011 quarter, reflecting milder weather and the lower fuel costs collected from customers. Gas volumes increased while coal volumes declined as we continue to shift generation from coal units to natural gas units to take advantage of gas prices that were 24% lower than the 2011 quarter.

In summary, electric segment gross margin increased approximately $1.4 million during the third quarter of 2012 when compared to the third quarter of 2011.

Regulated operating expenses increased approximately $0.9 million during the third quarter of 2012 compared to 2011. Increased expenses for healthcare, professional services, and transmission operations were offset in part by lower operating costs at our Asbury generating station. Total electric maintenance expenses increased approximately $1.1 million, due primarily to increased maintenance expenses at our Asbury and State Line Combined Cycle generating stations. Depreciation expense increased approximately $0.3 million during the 2012 quarter compared to the 2011 quarter. In summary, electric segment net income increased approximately $0.4 million during the third quarter of 2012 when compared to the 2011 quarter.

Third Quarter Gas Segment Results

Gas segment gross margin (gas revenues less the cost of natural gas sold and transported) decreased $0.1 million during the second quarter of 2012 compared to 2011. Gas operating expenses were approximately $0.2 million lower, due primarily to decreased transmission and distribution operating expenses and customer accounts expenses. Maintenance and depreciation expenses were relatively unchanged during the quarter. Net income for the gas segment was relatively unchanged during the 2012 quarter compared to 2011.

Third Quarter Consolidated Results

Total interest expense decreased approximately $0.9 million during the 2012 quarter when compared to the 2011 quarter, primarily due to a decrease in long-term debt interest expense resulting from the refinancing of debt at more favorable interest rates. Other income and deductions were higher by $0.6 million during the 2012 quarter.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Twelve Months Ended September 30, 2012
	Electric	Gas	Other*	Consolidated
Revenues	$ 514,515	$ 39,571	$ 7,249	$ 560,743
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	183,288	18,384	––	201,672
Other Operating Expenses	241,473	16,192	5,641	262,714
Operating Income	89,754	4,995	1,608	96,357
Net Income	$ 51,870	$ 1,244	$ 1,631	$ 54,745
Earnings Per Weighted-Average Share, Basic and Diluted				$1.30

	Twelve Months Ended September 30, 2011
	Electric	Gas	Other*	Consolidated
Revenues	$ 523,177	$ 47,750	$ 6,584	$ 576,919
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	202,835	23,662	––	226,497
Other Operating Expenses	233,084	17,457	4,777	254,726
Operating Income	87,258	6,631	1,807	95,696
Net Income	$ 50,340	$ 2,840	$ 1,560	$ 54,740
Earnings Per Weighted-Average Share, Basic and Diluted				$1.31

* Excludes intercompany eliminations.

Twelve Months Ended Electric Segment Results

Electric segment revenues for the twelve months ended September 30, 2012, decreased approximately $8.7 million over the 2011 period. Weather impacts and reduced customer counts resulting primarily from the May 2011 tornado decreased revenues an estimated $23.0 million. Unseasonably hot weather experienced during the 2011 twelve-month period was more than offset by the effects of record mild winter weather during the 2012 twelve-month period. Off-system revenues decreased approximately $9.0 million when compared to the 2011 period, however the decrease had little impact on margin as these costs are passed through our fuel adjustment mechanisms. Customer rate increases added an estimated $20.3 million during the 2012 period compared to 2011, primarily from the completed rate proceedings in each of or our jurisdictions. This increase, along with the $3.0 million change in the Company’s estimate for unbilled revenue mentioned above, contributed to margin during the 2012 period, more than offsetting the decreased revenues from weather and customer counts.

Electric fuel and purchased power expenses decreased approximately $19.5 million during the 2012 twelve month period when compared to the 2011 period, reflecting reduced demand as a result of the mild weather and lower customer counts discussed above.

In summary, electric segment gross margin increased approximately $10.8 million during the twelve months ended September 30, 2012, compared to the 2011 period, primarily due to the increased customer rates.

Other regulated operating expenses increased approximately $10.7 million due primarily to increased pension and healthcare expenses, professional services fees, Iatan 2 and Plum Point generating station operations expenses, and transmission operations expenses. Maintenance expenses were higher by approximately $2.0 million in the 2012 twelve month period. Increases in production maintenance expenses were partially offset by decreases in transmission maintenance expenses and maintenance expenses associated with our Iatan generating station.

Depreciation expense decreased approximately $6.7 million during the 2012 period. Increased depreciation due to higher levels of plant in service and the ending of deferred depreciation related to construction accounting was more than offset by a reduction of approximately $10.2 million in regulatory amortization which ended June 15, 2011 with the implementation of new customer rates from our most recent Missouri rate case. Other taxes increased approximately $0.6 million as a result of the higher levels of plant in service and increased municipal franchise taxes.

Electric segment net income increased approximately $1.5 million during the 2012 twelve month period when compared to the 2011 period.

Twelve Months Ended Gas Segment Results

Gross margin for the gas segment decreased $2.9 million during the 2012 twelve month period compared to the same period in 2011, as the mild weather experienced during the fourth quarter of 2011 and first quarter of 2012 resulted in decreased customer usage. Other regulated operating and maintenance expenses were relatively unchanged during the 2012 period. Depreciation increased about $0.1 million and other taxes were lower by $0.3 million when compared to the 2011 period. Gas segment net income decreased approximately $1.6 million during the 2012 twelve month period compared to the 2011 period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $1.6 million in the 2012 twelve month period compared to 2011. Interest expense related to long term debt decreased approximately $1.7 million due to refinancing of debt at lower interest rates. However, a reduction in deferred carrying charges of approximately $3.5 million, resulting from Iatan 2 and Plum Point carrying charges ending in June 2011, drove interest expense higher when compared to the 2011 period. The Company’s other income and deductions increased earnings around $1.0 million during the 2012 period.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share (EPS) compares the quarter and twelve months ended September 30, 2012 versus September 30, 2011 and is a non-GAAP presentation. The economic substance behind our non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, we believe the presentation of gross margin (reflected in the table below and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in our operating performance from one period to the next, and have included the analysis as a complement to the financial information we provide in accordance with GAAP.

This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that the presentation below does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – September 30, 2011	$0.60	$1.31
Revenues
Electric segment	(0.07)	(0.13)
Gas segment	0.00	(0.12)
Other segment	0.00	0.01
Total Revenue	(0.07)	(0.24)

Electric fuel and purchased power	0.09	0.29
Cost of natural gas sold and transported	0.00	0.08
Gross Margin	0.02	0.13

Expenses
Operating – electric segment	(0.01)	(0.16)
Operating – gas segment	0.00	0.00
Operating - other segment	0.00	(0.01)
Maintenance and repairs	(0.02)	(0.03)
Depreciation and amortization	(0.01)	0.10
Other taxes	0.00	(0.01)
Interest charges	0.01	0.01
AFUDC	0.00	(0.03)
Change in effective income tax rates	0.01	(0.02)
Other income and deductions	0.01	0.02
Dilutive effect of additional shares	(0.01)	(0.01)

Basic Earnings Per Share – September 30, 2012	$0.60	$1.30

Earnings Guidance Update

We are revising our full-year 2012 earnings guidance range from $1.13 to $1.27 per share to $1.18 to $1.27 per share, primarily as a result of favorable summer weather. Our 2012 guidance range assumes 30-year average weather and flat overall system customer growth through the remainder of the year. In addition, as previously noted, other factors that may impact earnings include the speed of recovery in the tornado-impacted area of Joplin, Missouri, and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, October 26, 2012, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2012. To phone in to the conference call, parties in the United States should dial 1-877-941-8609, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4569694#. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Forms 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com